Effective September 30, 2020

DENTSPLY SIRONA Inc.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Purpose
DENTSPLY SIRONA Inc. (the “Company") believes that the granting of compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors of the Company. This Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of equity and cash compensation to its non-employee Directors. This Policy does not apply to Directors who serve as employees of the Company; such Directors do not receive any additional compensation for their service on the Board.
Administration
1. The Human Resources Committee of the Board shall evaluate Director compensation in accordance with its charter and may request the input of the Company’s management and an independent compensation consultant of its choosing on the status of compensation of Directors. The Human Resources Committee shall review the Policy and shall make recommendations to the Board for potential amendments.
2. The Board shall approve the Policy and shall have the authority to construe and interpret the Policy, prescribe, amend and rescind rules relating to the Policy’s administration and take any other actions necessary or desirable for the administration of the Policy. The Board may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Policy. The decisions of the Board are final and binding on all persons.
Cash Annual Retainer
3. The Company shall pay to Directors annual retainers in cash as follows:

All Directors	$100,000
Non-Executive Chairman of the Board (the “Chairman”), if any	$75,000 (in addition to cash annual retainer payable to all Directors)
Lead Director, if any	$30,000 (in addition to cash annual retainer payable to all Directors)
Audit and Finance Committee Chair	$25,000 (in addition to cash annual retainer payable to all Directors)
Human Resources Committee Chair	$20,000 (in addition to cash annual retainer payable to all Directors)
Corporate Governance and Nominating Committee Chair	$15,000 (in addition to cash annual retainer payable to all Directors)
Science and Technology Committee Chair	$15,000 (in addition to cash annual retainer payable to all Directors)
Executive Committee Chair	No additional compensation

Other Directors serving as members of a committee will receive no additional compensation for being a committee member.

4. One quarter of the respective cash annual retainers are payable in advance of each calendar quarter.
Long-Term Incentive Awards
5. On the second trading day after each annual meeting of stockholders of the Company, after any stockholder votes are taken on such date, each Director who is to continue to serve as a director is automatically granted, without further action of the Board, an award consisting of a grant of restricted stock units valued at $200,000 (a “Director Annual Award”).
6. On the second trading day after each annual meeting of stockholders of the Company, after any stockholder votes are taken on such date, the Director who will serve as Non-Executive Chairman of the Board is automatically granted, without further action of the Board, an award consisting of a grant of restricted stock units valued at $100,000, in addition to the Director Annual Award noted above (the “Chairman Annual Award”; the Chairman Annual Award collectively with the Director Annual Award, the “Annual Awards”). In the event a Chairman is appointed between meetings of stockholders, a prorated grant is automatically made in accordance with provisions of Section 11.
7. The value of one restricted stock unit granted pursuant to this Policy equals the fair market value of the Company’s common stock, which is the closing stock price.
8. All Annual Awards vest on the earliest of (1) the date of the next Annual Meeting of Stockholders; (2) the date that is one year from the date of the grant, and (3) the date that a Director attains the age of mandatory retirement pursuant to the Company’s Corporate Governance Guidelines/Policies. Annual Awards granted in the form of stock options are exercisable following the vesting for ten years from the grant date. In addition to the foregoing, any outstanding stock option that was granted to a Director who voluntarily resigns on or after such Director’s Early Retirement Date (defined below) shall be exercisable, to the extent it has not expired or terminated, until the earlier of (1) five years after the termination of the Director’s service and (2) the expiration date of the stock option. For purposes of the foregoing, Early Retirement Date means the earlier of the date on which the Director attains age 70 or the date on which the Director has 10 years of continuous service on the Board.
9. Upon vesting, the restricted stock units are payable to Directors in shares of common stock unless the Director elects to defer settlement of the restricted stock units to a future date.
10. Directors are entitled to receive dividend equivalents on the restricted stock units in the event the Company pays a regular cash dividend on its common stock.
11. Any Director who becomes a director between annual meetings of stockholders automatically receives, without further action of the Board, a prorated award described above for the remaining term in office, effective on the date of the next meeting of the Board following the appointment of the Director (or upon becoming a Chairman, as applicable).
General Provisions
12. The amounts to be paid to Directors under the Policy are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Directors do not have any preference or security interest in any assets of the Company other than as a general unsecured creditor. Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.
13. The Board, in its sole discretion, may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board or the Committee determines to make any such change or revision.
14. Each equity incentive award granted pursuant to this Policy is evidenced by an agreement in such form as the Board has authorized.
15. Neither the Policy nor any compensation paid hereunder will confer on any Director the right to continue to serve as a member of the Board or in any other capacity. Any and all rights of a Director respecting payments under this Policy may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so is void. This Plan will remain in effect until it is revised or terminated by further action of the Board.